EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2007 EARNINGS
•	Increasing portfolio yields leading to improving net interest margins and higher dividend payouts

•	Modest decline in portfolio valuation due to higher prevailing interest rates more than offset by improved valuation of longer-term borrowings

•	Over 99% of residential mortgage securities portfolio consists of Fannie Mae, Freddie Mac and Ginnie Mae securities with little, if any, credit risk
     DALLAS — July 26, 2007 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $5,774,000 for the quarter ended June 30, 2007 compared to $275,000 for the second quarter of 2006. After considering preferred share dividends, Capstead earned $0.04 per diluted common share for the second quarter of 2007 compared to a loss attributable to common stockholders for the second quarter of 2006 of $0.25 per diluted common share.
Second Quarter Earnings and Related Discussion
     Net interest margins on the Company’s core portfolio of primarily residential adjustable-rate mortgage (“ARM”) securities improved during the second quarter over the first quarter of 2007, benefiting from wider financing spreads (the difference between yields earned on the portfolio and rates charged on related borrowings) and a higher average portfolio outstanding. This benefit was reduced by an additional day of interest expense on the Company’s borrowings, which is calculated using actual days outstanding during the period (91 days in the second quarter versus 90 days in the first quarter). During the second quarter of 2007 Capstead increased the residential mortgage securities portfolio to $5.5 billion with acquisitions of ARM securities totaling $618 million which more than replaced runoff of $478 million.
     Overall portfolio yields averaged 5.57% during the second quarter of 2007, a seven basis point improvement over the first quarter, benefiting from higher coupon interest rates on the underlying mortgage loans that reset during the period and higher yielding acquisitions. Mortgage prepayments increased during the second quarter to an annualized runoff rate of 30% from 28% during the first quarter, reflecting expected seasonality trends. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, assuming relatively stable short-term interest rates, overall portfolio yields are projected to improve 13 basis points to average 5.70% during the third quarter of 2007 and the average yield on the existing portfolio (adjusted for expected acquisitions of residential ARM securities through September 30, 2007 only) could approximate 5.95% by the second quarter of 2008. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates. See footnote (b) to the Yield/Cost Analysis table accompanying this press release for further discussion of projected portfolio yields.
     Interest rates on borrowings secured by residential mortgage securities averaged 5.21% during the second quarter of 2007, little changed from the first quarter of 2007. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”). Assuming that the Federal Reserve’s Open Market Committee has finished raising the federal funds rate for this interest rate cycle, the Company’s borrowing rates should remain at or near these levels in the coming quarters. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of June 30, 2007, these borrowings totaled $1.48 billion at a rate of 4.98% with an average maturity of 20 months.
     Commenting on current results and 2007 earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “We remain focused on investing in a large portfolio of residential ARM securities issued and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which have an implied AAA credit rating and therefore limited, if any, credit risk. Our portfolio continues to recover financing spreads diminished in prior years by increases in borrowing rates. Second quarter earnings reflect this continuing improvement as coupon interest rates on the underlying mortgage loans reset to rates more reflective of current interest rates. From a market value perspective, our residential mortgage securities portfolio has performed well in retaining value over the last several years due largely to its adjustable-rate features and lack of credit risk. Although the portfolio declined in value by $7.5 million during the second quarter of 2007 as a result of higher prevailing interest rates, we still ended the quarter with unrealized portfolio gains totaling nearly $20 million. Moreover, the second quarter decline was more than offset by an $8.5 million improvement in value of our longer-term borrowings. Unlike changes in value of most of our investments, changes in value of our liabilities are not reflected in our balance sheet and our book value calculations.
     “Although we currently have only 2% of our total investment capital committed to credit-sensitive commercial real estate-related assets such as subordinate commercial real estate loans, we will continue to evaluate opportunities to prudently invest in this asset class.
     “We are confident that our core investment strategy of conservatively managing a leveraged portfolio of primarily residential ARM securities, prudently augmented with investments in credit-sensitive commercial real estate-related assets, can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates. By being fully leveraged at this point in the interest rate cycle, we believe we are in an excellent position to once again generate attractive returns for our stockholders. We expect dividends on our common shares to continue improving in the coming quarters as financing spreads continue to recover. Should the Federal Reserve eventually lower the federal funds rate, we could achieve even greater improvements in financing spreads and the common dividend than we are currently anticipating.”

Book Value per Common Share
     The combination of Capstead’s reported book value per common share and the mark-to-market of its longer-term borrowings supporting investments in longer-to-reset ARM securities increased during the second quarter and year-to-date by $0.07 and $0.45, respectively, primarily as a result of steadily increasing portfolio yields. Reported book value per common share declined $0.37 during the second quarter to $8.32 as of June 30, 2007 after having increased $0.56 during the first quarter, for a net increase of $0.19 year-to-date. The second quarter book value decline was more than offset by an increase in the fair value of the above-mentioned longer-term borrowings, which are excluded from the calculation of book value for financial reporting purposes. These borrowings improved in value by $0.44 during the second quarter to an unrealized gain of $0.41 as of June 30, 2007 after having declined in value $0.18 during the first quarter, for a net improvement of $0.26 year-to-date.
     The fair value of the Company’s residential mortgage securities can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly operating results; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans, generally will not affect book value. As noted above, the fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are not reflected in book value. The fair value of these liabilities tends to move in the opposite direction as the fair value of the related longer-to-reset securities.
Conference Call Details
     The Company has announced a conference call and live webcast on Friday, July 27, 2007 at 11:00 a.m. EDT. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. The replay can be accessed by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 246209. A live audio webcast of the conference call can be accessed in the investor relations section of www.capstead.com. An audio archive of the webcast will be available for approximately 60 days on the Company’s website. Prior to the conference call a related presentation will be posted to the investor relations section of Capstead’s website at www.capstead.com.
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust and earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (“Agency Securities”). Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.
Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Mortgage securities and similar investments ($5.3 billion pledged under repurchase arrangements)	$5,490,449	$5,252,399
Investments in unconsolidated affiliates	10,523	20,073
Receivables and other assets	78,556	69,869
Cash and cash equivalents	6,560	5,661

	$5,586,088	$5,348,002

Liabilities
Repurchase arrangements and similar borrowings	$5,115,170	$4,876,134
Unsecured borrowings	103,095	103,095
Common stock dividend payable	775	385
Accounts payable and accrued expenses	22,400	28,426

	$5,241,440	$5,008,040

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at June 30, 2007 and December 31, 2006 ($3,317 aggregate liquidation preference)	2,828	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at June 30, 2007 and December 31, 2006 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
19,392 and 19,253 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	194	192
Paid-in capital	498,208	497,418
Accumulated deficit	(352,809)	(354,617)
Accumulated other comprehensive income	19,522	17,436

	344,648	339,962

	$5,586,088	$5,348,002

Book value per common share	$8.32	$8.13

Unrealized gain on longer-term borrowings supporting investments in longer-to-reset ARM securities *
(excluded from calculation of book value per common share)	$0.41	$0.15

*	See the footnotes (b) and (c) to the Market Value Analysis table accompanying this press release.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Mortgage securities and similar investments:
Interest income	$75,795	$57,349	$147,937	$110,275
Interest expense	(67,107)	(54,685)	(130,696)	(102,228)

	8,688	2,664	17,241	8,047

Other revenue (expense):
Other revenue	237	200	1,108	366
Interest expense on unsecured borrowings	(2,187)	(1,621)	(4,374)	(3,208)
Other operating expense	(1,539)	(1,576)	(3,213)	(3,249)

	(3,489)	(2,997)	(6,479)	(6,091)

Income before equity in earnings of unconsolidated affiliates	5,199	(333)	10,762	1,956
Equity in earnings of unconsolidated affiliates	575	608	1,239	1,030

Net income	$5,774	$275	$12,001	$2,986

Net income available (loss attributable) to common stockholders:
Net income	$5,774	$275	$12,001	$2,986
Less cash dividends paid on preferred stock	(5,064)	(5,064)	(10,128)	(10,128)

	$710	$(4,789)	$1,873	$(7,142)

Basic and diluted earnings (loss) per common share	$0.04	$(0.25)	$0.10	$(0.38)

Cash dividends declared per share:
Common	$0.040	$0.020	$0.060	$0.040
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	June 30, 2007					December 31, 2006
					Unrealized	Unrealized
	Principal			Market	Gains	Gains
	Balance	Premiums	Basis	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$285	$1	$286	$308	$22	$24
Current-reset ARMs	2,787,786	37,748	2,825,534	2,840,766	15,232	12,281
Longer-to-reset ARMs	1,927,335	28,125	1,955,460	1,954,423	(1,037)	1,044
Ginnie Mae:
Current-reset ARMs	623,079	2,698	625,777	630,656	4,879	3,602

	5,338,485	68,572	5,407,057	5,426,153	19,096	16,951

Non-agency securities:
Fixed-rate	1,098	10	1,108	1,139	31	29
Current-reset ARMs	19,784	192	19,976	20,237	261	299

	20,882	202	21,084	21,376	292	328

	$5,359,367	$68,774	$5,428,141	$5,447,529	$19,388	$17,279

Mortgage securities held-to- maturity: (a) (b)
Collateral released from structured financings:
Agency Securities:
Fixed-rate	$14,369	$42	$14,411	$14,610	$199	$305
Non-agency securities:
Fixed-rate	13,775	18	13,793	13,948	155	191
Current-reset ARMs	6,058	50	6,108	6,217	109	122

	34,202	110	34,312	34,775	463	618
Collateral for structured financings	5,638	89	5,727	5,727	—	—

	$39,840	$199	$40,039	$40,502	$463	$618

Longer-term borrowings supporting investments in longer-to-reset ARM securities (c)			$1,479,673	$1,471,784	$7,889	$2,969

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of June 30, 2007, average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 45 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of June 30, 2007, these borrowings had an average maturity of 20 months at an average rate of 4.98%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

						Projected	Lifetime
	2nd Quarter Average (a)			As of June 30, 2007		3rd Quarter	Runoff
	Basis	Yield/Cost	Runoff	Premiums	Basis (a)	Yield/Cost (b)	Assumptions

Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$15,294	6.36%	24%	$43	$14,697	6.42%	38%
ARMs	4,722,469	5.56	29	65,873	4,780,994	5.70	31
Ginnie Mae ARMs	657,306	5.45	36	2,698	625,777	5.60	29

	5,395,069	5.55	30	68,614	5,421,468	5.69	31

Non-agency securities:
Fixed-rate	15,754	6.91	34	28	14,901	6.99	37
ARMs	27,561	6.58	37	242	26,084	6.91	38

	43,315	6.70	36	270	40,985	6.94	38
Commercial loans	2,838	18.00	—	—	2,881	18.68	—
Collateral for structured financings	5,701	7.96	2	89	5,727	7.96	30

	5,446,923	5.57	30	$68,973	5,471,061	5.70	31

Related borrowings:
30-day LIBOR	3,652,138	5.29			3,629,770	5.29
> 30-day LIBOR	1,438,464	4.98			1,479,673	4.99
Structured financings	5,701	7.96			5,727	7.96

	5,096,303	5.21			5,115,170	5.20

Capital employed/ financing spread	$350,620	0.36			$355,891	0.50

Return on assets (c)		0.64				0.72

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields and borrowing rates reflect anticipated ARM coupon resets and runoff rates, assuming no change in the federal funds rate during the forecast period and a gradual rise in the One-Year Treasury Rate throughout the projected period, as adjusted for expected third quarter acquisitions of residential ARM securities. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, which can fluctuate from projections based on changes to the underlying indexes, (iii) actual runoff and (iv) changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days based on 30-day LIBOR largely depend on changes or anticipated changes in the federal funds rate. As of the date of this press release, projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected acquisitions of residential ARM securities through September 30, 2007 only), were as follows:

			Portfolio Averages
	Ending	Ending
	Federal	One-Year		Borrowing	Financing	Runoff
	Funds Rates	Treasury Rate	Yields	Rates	Spreads	Rates

Third Quarter 2007	5.25%	5.07%	5.70%	5.20%	0.50%	28%
Fourth Quarter 2007	5.25	5.17	5.85	5.20	0.65	27
First Quarter 2008	5.25	5.30	5.88	5.20	0.68	29
Second Quarter 2008	5.25	5.30	5.95	5.19	0.76	28

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.